EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO 763-553-7736 Michael Kramer, CFO 763-557-2222	Parice Halbert, CFA Westwicke Partners, LLC 443-213-0500

ATS Medical Appoints New Vice President of Marketing

MINNEAPOLIS, April 27, 2009 — ATS Medical, Inc. (NASDAQ: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today announced the appointment of Michael E. Reinhardt to the position of Vice President of Marketing effective May 4, 2009. Mr. Reinhardt joins ATS Medical with over 20 years of medical device sales and marketing experience having previously served in senior management level positions at other notable medical technology companies including Ethicon Endosurgery, Boston Scientific/Scimed, CR Bard and St. Jude Medical.

As the newest member of the management team Mr. Reinhardt will be responsible for leading all marketing activities ensuring their ongoing contribution to the Company’s overall objectives. Mr. Reinhardt noted, “This is truly a unique position that affords me the opportunity to quickly apply my experience in structural heart disease, cardiac arrhythmias and cryotherapy to the existing ATS portfolio of products. I‘m excited to be working within such a high performing organization and look forward to making my contribution.”

Michael Dale, Chairman, President and Chief Executive Officer stated, “Michael’s background and combined professional experiences bring both a demonstrated record of global marketing leadership as well as clinical and technical knowledge directly relevant to ATS’s core businesses.” Dale went on to add, “We are gratified that our reputation and demonstrated performance continues to attract top talent to the organization.”

About ATS Medical

ATS Medical, Inc. is dedicated to ‘Advancing The Standards’ of cardiac surgery through the development, manufacturing and marketing of innovative products and services for the treatment of structural heart disease. ATS Medical serves the cardiac surgery community by focusing on two distinct but operationally synergistic market segments: heart valve disease therapy and surgical ablation of cardiac arrhythmias.

ATS was originally founded to develop the ATS Open Pivot® Heart Valve as a new mechanical heart valve standard of care. Today the Open Pivot heart valve is the preferred mechanical heart valve in many markets around the world and the fastest growing mechanical prosthesis in the market. Building on this legacy and addressing the largest market segment in heart valve therapy, the ATS 3f® brand encompasses an innovative tissue heart valve portfolio to address conventional open surgery requirements as well as the growing demand for less invasive, sutureless based procedures. The ATS 3f® portfolio includes offerings at various stages including early product development, pivotal clinical trials, and market commercialization. Completing the portfolio in heart valve therapy is the ATS Simulus® annuloplasty product line. Simulus products assist the surgeon in repairing a patient’s native heart valve as an alternative to replacement. Continuing ATS Medical’s focus on serving the cardiac surgery community are the ATS CryoMaze™ products for surgical cryoablation of cardiac arrhythmias. ATS CryoMaze™ products are used by surgeons to treat patients suffering from cardiac arrhythmias, the largest and fastest growing form of structural heart disease in populations over 60 years of age. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3f Therapeutics and the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2008.

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